Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 9, 2012 except with respect to our opinion on the consolidated financial statements insofar as it relates to the retrospective application of the change in management’s reportable segment disclosure, as to which the date is June 29, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Willbros Group, Inc.’s Current Report on Form 8-K dated June 29, 2012.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
June 29, 2012